CCB FINANCIAL CORPORATION
NEWS RELEASE



For release August 1, 1997, 8:00 a.m.
Media Contacts:  Robert L. Savage, Jr., CCB  (919) 683-7645
                 Michael A. Trimble, AMFB (864) 255-7595

     CCB Financial Corporation and American Federal Bank Announce
                    Completion of Merger

     Durham, North Carolina -- CCB Financial Corporation
(NYSE:CCB) and American Federal Bank (AMFB) jointly announced today the completion of their merger.  Based on the closing price of CCB Financial Corporation's common stock on July 31, 1997, the transaction has an indicated value of approximately $ 410.3 million.
     Effective with the opening of business on August 1, 1997,
American Federal will continue to operate under its own name as a wholly-owned subsidiary of CCB in South Carolina. This combination of Durham, N.C.-based CCB and Greenville, S.C.-based
AMFB forms a financial institution with $7 billion in assets and
$5.8 billion in deposits -- the sixth largest in the Carolinas.
     "We are very pleased to complete our merger with American
Federal.  Due to the combined efforts of both companies, we are on target for converting and integrating our operational systems during the weekend of September 6 and 7.  This merger brings together the strengths of two high-performing organizations and extends CCB's franchise further down the high-growth Interstate
85 corridor.  We are very excited about the combination and are moving forward to achieve the opportunities available to us,"
said CCB president and chief executive officer Ernest Roessler.
"Both institutions have solid capital positions, excellent credit quality, and strong branch office networks, as well as very compatible corporate cultures," Roessler added.
     William L. "Roy" Abercrombie has become a vice chairman of
CCB and will remain president and chief executive officer of
AMFB.  Other members of the AMFB board that have been added to the CCB board of directors are Blake P. Garrett, Jr., C. Dan
Joyner and David E. Shi. "We are pleased to have found such a high-performing partner as CCB. Our employees, customers and communities can look forward to receiving the same high quality of service that they have expected from us, but they will also have the benefit of an expanded array of products and services that CCB has such as trust services, financial planning, investment services, computer banking, telebanking, commercial services and one of the top-rated credit cards in the country," said
Abercrombie.
     CCB Financial Corporation is a bank holding company whose principal subsidiaries are Central Carolina Bank and Trust
Company of Durham, NC and American Federal Bank, FSB of
Greenville, SC.   CCB is one of the fastest growing and best-
positioned franchises in America and currently provides financial services through 202 offices, including 11 that are open 7 days a week inside Harris Teeter supermarkets, 207 ATMs, its Telebanking Center and consumer and business on-line banking.

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